Exhibit 10.1

AGREEMENT AND PLAN OF
MERGER AND REORGANIZATION

Agreement of Merger and Plan of Merger and Reorganization dated October 6, 2008 by and between Woize International Ltd., a Nevada corporation ("Woize") and Smart Comm International, Ltd., a Nevada corporation ("SCI").

WHEREAS, the Boards of Directors of Woize and SCI have resolved that Woize be merged under and pursuant to Chapter 92A.180 of the Nevada Revised Statutes into a single corporation, existing under the laws of the State of Nevada, in which Woize shall be the surviving corporation (such corporation in its capacity as such surviving corporation being sometimes referred to herein as the "Surviving Corporation");

WHEREAS, the authorized capital stock of Woize consists of 150,000,000 shares of Common Stock, $0.0001 par value and 0 shares of Preferred Stock ("Woize Common Stock") of which 81,005,280 shares of Common Stock and 0 shares of Preferred Stock are issued and outstanding;

WHEREAS, the authorized capital stock of SCI consists of 200 shares of Common Stock, $0.001 par value per share ("SCI Common Stock"), of which no shares are issued and outstanding; and

WHEREAS, the respective Boards of Directors of Woize and SCI have approved the merger upon the terms and conditions hereinafter set forth and have approved this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree in accordance with Chapter 92A.180 of the Nevada Revised Statutes that Woize and SCI shall be, at the Effective Date (as hereinafter defined), merged (the "Merger") into a single corporation existing under the laws of the State of Nevada, which shall be the Surviving Corporation, and the parties hereto adopt and agree to the following terms and conditions relating to the Merger.

1.           Stockholders Meetings; Filings; Effects of Merger

1.1.           Action by Woize.  On or before October 6, 2008, the directors of Woize shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.2.           Action by SCI.  On or before October 6, 2008, the directors of SCI shall adopt this Agreement unanimously in accordance with the Nevada Revised Statutes.

1.3           Filing of Certificate of Merger; Effective Date.  If (a) this Agreement is adopted by the directors of Woize, in accordance with the Nevada Revised Statutes, (b) this Agreement is adopted by the directors of SCI, in accordance with the Nevada Revised Statutes, and (c) this Agreement is not thereafter, and has not theretofore been terminated or abandoned as permitted by the provisions hereof, than Articles of Merger shall be filed and recorded in accordance with Chapter 92A.180 of the Nevada Revised Statutes.  The Merger shall become effective at the close of business on October 8, 2008, or as soon as possible thereafter, which date and time are herein referred to as the "Effective Date."

1.4.           Certain Effects of Merger.  On the Effective Date, the separate existence of SCI shall cease, and SCI shall be merged into Woize which, as the Surviving Corporation, shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of SCI; and all the rights, privileges, powers, and franchises of SCI, and all property, real, personal, and mixed, and all debts due to SCI on whatever account, as well for stock subscriptions and all other things in action or belonging to SCI, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and each and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of SCI, and the title to any real estate vested by deed or otherwise, under the laws of Nevada or any other jurisdiction, in SCI, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of SCI shall be preserved unimpaired, and all debts, liabilities, and duties of SCI shall thenceforth attach to the Surviving Corporation,  which may, in the name of SCI, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all SCI 's property, rights, privileges, powers, franchises, immunities, and interests and otherwise to carry out the purposes of this Agreement.

Furthermore, Woize will assume all franchise tax liabilities of SCI with respect to the State of Nevada.

2.           Surviving Corporation

2.1           Name of Surviving Corporation.  The name of the Surviving Corporation from and after the Effective Date shall be Smart Comm International Ltd.

2.2.           By-Laws.  The By-Laws of Woize, as in effect immediately before the Effective Date, shall be from and after the Effective Date, the By-Laws of the Surviving Corporation until amended as provided therein.

2.3.           Articles of Incorporation.  The Articles of Incorporation of Woize, as the same shall be in force, shall continue to be the Articles of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the Nevada Revised Statutes.

2.4.           Directors and Officers.  The directors and officers of Woize in office at the Effective Date shall be the members of the Board of Directors and the first officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-Laws of the Surviving Corporation.

3.           Miscellaneous

3.1.           This Agreement of Merger and Plan of Merger and Reorganization may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, and whether before or after approval of this Agreement of Merger and Plan of Merger and Reorganization by the shareholders of Woize and/or SCI, by a duly adopted resolution of the Board of Directors of either corporation.

3.2.           For the convenience of the parties hereto and to facilitate the filing of this Agreement of Merger and Plan of Merger and Reorganization, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

IN WITNESS WHEREOF, this Agreement has been executed by Woize and SCI all on the date first above written.

Woize International Ltd.

/s/Daniel Savino
Name: Daniel Savino
Title

Smart Comm International Ltd.

/s/ Daniel Savino
Name: Daniel Savino
Title

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